Exhibit 10.123

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of April 1, 2017 (the “Effective Date”), by and between QS Energy, Inc., a Nevada corporation (“Employer” or “Company”) and Michael McMullen (“Employee”) (collectively, the “Parties”).

Employee desires to set forth herein the terms and conditions pursuant to which he will agree to continued employment by Employer, and Employer desires by the terms and conditions of this Agreement to agree to continue to employ Employee.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the Parties agree as follows:

1.	Prior Agreements. This Agreement supersedes and replaces any written or oral employment or consulting agreements between the Parties effective prior to Effective Date (“Prior Agreements”) in their entirety, if any, it being expressly agreed and understood that any Prior Agreements are hereby terminated and cancelled and of no further force or effect, and that all obligations thereunder have been satisfied in full by the Parties.

2.	Employment.

2.1.	Acceptance of Employment. As of the Effective Date, Employer agrees to continue to employ Employee, and Employee agrees to continued employment with Employer, on the terms and conditions set forth in this Agreement.

2.2.	Position and Title. Employer hereby hires Employee to serve as Chief Financial Officer of the Company.

2.3.	Duties and Powers. Employee shall perform his duties as Chief Financial Officer of the Company pursuant to this Agreement in compliance with applicable law and consistent with such budgets, policies and procedures as the Company's Board of Directors adopts and modifies from time to time. Subject to directions from the Chief Executive Officer and to the power and authority of the Company’s Board of Directors to govern the affairs of the Company, Employee shall have full authority and responsibility for supervising and managing the financial affairs of the Company, including (i) preparing and delivering to the Board of Directors accurate financial statements at such time and with such detail as the Board of Directors may request, (ii) supervising the Company's engagement of and relationship with its independent certified public accountants, (iii) supervising the Company's collection of receivables, deposit of funds, and payment of expenses, (iv) preparing such forecasts as the Company's Chief Executive Officer or Board of Directors may request, (v) ensuring that the Company's financial affairs are conducted in compliance with applicable law, (vi) with the Company’s Chief Executive Officer and the Board, leading capital raising efforts for the Company as well as providing such due diligence and other material that the Company’s Chief Executive Officer or Board may require in support of their respective capital raising efforts; and (vii) exercising such other authority and responsibility as the Company's Chief Executive Officer may delegate to Employee from time to time; together these duties are herein referred to as the “Services.”

2.4.	Supervision. Employee shall report to the Company's Chief Executive Officer or his designee.

2.5.	Work Location. Executive shall perform his duties at Employer’s offices located in the city of Tiburon, California. Employee acknowledges and agrees that from time to time he shall be required to travel (at the cost and expense of the Company) to other locations outside of Tiburon, California, in order to discharge his duties under this Agreement.

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2.6.	Relocation. As used herein, Relocation shall mean relocation of Work Location to a location more ten (10) miles outside of Work Location described in Section 2.5 above.

2.7.	Business Time. Employee shall devote his abilities and business time to the performance of his duties, on average, not less than 32 hours each week.

3.	Confidential Information.

3.1.	Employee hereby acknowledges that, during and solely as a result of his employment by Employer, he will have access to confidential information and business and professional contacts. Employee hereby agrees as follows:

3.1.1.	Definition. “Confidential Information” shall mean any information, tangible or intangible, relating to the business of Employer and its affiliated companies, and their products, finances, budgets, methods, policies, procedures, business, plans, computer or other data, techniques, research or development projects or results, customers or clients, employees, trade secrets, or other knowledge or processes of or developed by Employer and its affiliated companies, and any other confidential information relating to or dealing with the businesses of Employer and its affiliated companies, made known to Employee or learned or acquired by Employee while in the employ of Employer, but Confidential Information shall not include information lawfully known generally by or readily accessible to the trade or the general public.

3.1.2.	Use. During the Term of employment (defined below), Employee shall use and disclose Confidential Information only for the benefit of Employer and only as necessary to carry out Employee’s responsibilities under this Agreement. After the Term of employment, Employee shall not directly or indirectly, disclose to any person or entity, or use for the direct or indirect benefit of any person or entity, any Confidential Information, without the express written permission of Employer. At no time shall Employee, directly or indirectly, remove or cause to be removed from the premises of Employer any Confidential Information (including copies, extracts and summaries thereof) except in furtherance of the performance of Employee’s duties hereunder.

3.1.3.	Proprietary Interests. Employee acknowledges and agrees that all Confidential Information, whether developed by him or others, is and will remain the sole and exclusive property of Employer. Employee further recognizes and agrees that all work performed or work product developed by him in the course of his employment with Employer is and shall remain the sole and exclusive property of Employer. Employee hereby assigns to Employer any rights Employee may have or acquire in such Confidential Information and agrees to sign any additional document(s) that Employer may determine is/are necessary to effectuate such assignment. This Agreement does not apply to an invention by Employee that qualifies as a nonassignable invention under Section 2870 of the California Labor Code.

3.1.4.	Return of Confidential Information. Upon the termination of Employee’s employment with Employer for any reason, or at the request of Employer before, at or after termination, Employee will promptly deliver to Employer all records, files, memoranda, documents, lists and other information containing any Confidential Information, including all copies or summaries thereof, in Employee’s possession or control, whether prepared by Employee or others. Should Employee discover such items in his possession after his separation and departure from employment with Employer, he agrees to return them promptly to Employer without retaining copies.

4.	Term of Employment. Subject to earlier termination as provided herein, Employee hereby agrees to continue to be employed by Employer for a term of two (2) years (“Term”) beginning on the Effective Date of this Agreement, and Employer hereby agrees to employ Employee during such Term.

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5.	Compensation. In consideration for the performance of Employee’s duties and the rendition by Employee of the services to be provided under this Agreement, and in consideration of Employee’s agreement to continue his Employment with Employer, Employer shall compensate Employee as follows:

5.1.	Base Salary. Throughout the Term of employment, Employer shall pay Employee an annual base salary (“Base Salary”) of One Hundred Fifty-Eight Thousand Four Hundred Dollars ($158,400).

5.2.	Stock Options. As an inducement to Employee to agree to his employment with Employer pursuant to the terms and conditions of this Agreement, Employer agrees to issue to Employee an option to purchase 250,000 shares of restricted common stock of the Company at a per-share exercise price equal to the stock price listed on the OTCBB market at market close on the Effective Date of this Agreement (the “Options”). The Options shall vest pursuant to a one (1) year vesting schedule, as follows: fifty percent (50%) of the Options, i.e., 125,000 shares, shall vest immediately upon the Effective Date of this Agreement, and thereafter the remaining fifty percent (50%) of the Options shall vest upon the first anniversary of the Effective Date. Notwithstanding the foregoing, if this Agreement is terminated for any reason, except for termination by Employer Without Cause (defined below), all unvested Options shall terminate and be of no force or effect. The Options shall expire ten (10) years from the Effective Date, and shall be of no force or effect thereafter. In connection with Employee’s agreement to accept the Options hereunder. Employee agrees and acknowledges the following:

5.2.1.	Employee is aware of Employer’s business affairs and financial condition, and has been advised to review Employer’s SEC filings, which may be accessed online at www.sec.gov. Employee has had an opportunity to ask questions and receive answers from Employer regarding its business and the Options.

5.2.2.	Employee acknowledges that the acceptance of the Options involves a high degree of risk, and that the stock to be issued in connection therewith may need to be held for an indefinite period of time.

5.2.3.	Employee acknowledges that he is acquiring the Options shares for his personal account, for investment purposes only, and not with a view to or for resale in connection with any distribution of the Options. Employee also understands that the shares to be issued in connection with the Options will not be registered under federal or state securities laws by reason of specific exemptions thereunder.

5.2.4.	Employee understands that the Options to be issued and shares to be issued in connection therewith are “restricted securities” under applicable federal securities laws and that Employee may dispose of the shares only pursuant to an effective registration statement under federal securities laws or exemption therefrom.

5.3.	Manner of Payment. All Base Salary shall be payable ratably in bi-weekly installments, or more or less often in accordance with Employer’s standard payroll practices in effect from time to time, net of all amounts required to be withheld by Employer for taxes imposed on Employee pursuant to all applicable laws.

5.4.	Reimbursement of Expenses. Employer agrees to pay, or promptly to reimburse, Employee for all reasonable out-of-pocket business expenses incurred by Employee in connection with the performance of his duties hereunder, including business-related entertainment expenses, travel expenses, food and lodging while away from home, all subject to such reasonable policies as Employer may from time to time determine. Employee agrees that prior to incurring any expense or debt on behalf of Employer, Employee shall comply with such approval policies and procedures as Employer establishes from time to time.

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6.	Other Benefits.

6.1.	General. Employer shall provide medical insurance and dental insurance benefits, unless participation in such medical insurance and/or dental insurance benefits is waived by Employee. In addition, Employee shall be entitled to participate in all other benefit programs, if any, such as pension or retirement plans, profit-sharing plans, life insurance, and any other plans or benefits, that Employer provides from time to time to its employees, subject to the terms and conditions of Employer’s policies and benefit plans.

6.2.	Vacation. Employee shall accrue paid vacation in each period of twelve (12) consecutive months of employment during the term of this Agreement in accordance with the terms of the Company's vacation accrual policies and limits.

6.3.	Illness. Employee shall be entitled to five (5) days per year as sick leave or personal choice with full pay. Sick leave may not be cumulated.

7.	Termination of Employment by Employer. Employer may terminate Employee’s employment only for the following reasons:

7.1.	Death. Upon the death of the Employee.

7.2.	Disability. As used herein, Disability or Disabled shall mean that Employee either (i) is unable to engage in any substantial gainful activity due to physical or mental impairment which can be expected to result in death or to last for a continuous period of twelve (12) months or more, or (ii) is, by reason of any medically determinable physical mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company. Employee covenants and agrees to submit to a reasonable physical examination by such licensed medical doctor for the purpose of evaluating whether Employee is Disabled.

7.3.	Cause. As used herein, Cause shall mean (i) the willful failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee's incapacity due to physical or mental illness), (ii) the willful engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) Employee's conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude, or (iv) Employee's gross misconduct.

7.4.	Without Cause. As used herein, Without Cause shall mean any termination by Employer, except for termination for Cause, Death or Disability.

8.	Effect of Termination.

8.1.	Termination Due to Death or Disability. If Employee’s employment is terminated pursuant to any of Section 7.1 or 7.2 hereof, Employee (or his estate) shall be entitled only to his Base Salary, and all compensation attributable to accrued but unused vacation and sick leave, prorated up through the date of such termination. Subject to Section 9.6, as applicable, all other rights and obligations of Employer to Employee and Employee to Employer under this Agreement shall be completely extinguished.

8.2.	Termination For Cause. If Employee’s employment is terminated pursuant to Section 7.3 (for Cause), Employee shall be entitled only to his Base Salary and all compensation attributable to accrued but unused vacation and sick leave, prorated through the date of termination for Cause. Subject to Section 9.6, as applicable, all other rights and obligations of Employer to Employee and Employee to Employer under this Agreement shall be completely extinguished.

8.3.	Employee’s Resignation. In the event Employee resigns from employment prior to the end of the Term of this Agreement for any reason, Employee shall be entitled only to his Base Salary and all compensation attributable to accrued but unused vacation and sick leave, prorated through the last day of employment. Subject to Section 9.6, as applicable, all other rights and obligations of Employer to Employee and Employee to Employer under this Agreement shall be completely extinguished.

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8.4.	Without Cause. As used herein, Without Cause shall mean any termination by Employer, except for termination for Cause, Death or Disability. Relocation as defined in Section 2.6 without Employee’s consent will constitute termination Without Cause. If Employee’s employment is terminated Without Cause, Employer shall be obligated to pay Employee his Base Salary through the date of expiration of the Term, and all compensation attributable to accrued but unused vacation and sick leave, prorated up through the date of termination, and continue to provide full benefits through the date of termination.

9.	Miscellaneous.

9.1.	Captions. The captions of the sections hereof are included for convenience only and shall not affect the construction or interpretation of any provisions hereof.

9.2.	Notices. All notices, requests, demands, consents, approvals and other communications required or permitted under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by courier, or three days after being mailed, certified or registered, postage prepaid, return receipt requested, to the party to whom the same is so delivered or mailed, as follows:

If to Employer: QS Energy, Inc. ____________________ ____________________ ____________________	If to Employee: Michael McMullen ____________________ ____________________ ____________________

or to such other address as any of the above shall have specified by notice duly given hereunder.

9.3.	Severability. Should any provisions or portion of this Agreement be held unenforceable or invalid for any reason by an arbitrator or court of competent jurisdiction, that provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being the intention of the parties that they should receive the benefits contemplated by this Agreement to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of the arbitrator or court, the provision shall be deemed deleted and the validity and enforceability of the remaining provisions and portions of this Agreement shall be unaffected by such holding.

9.4.	Waivers. Neither party hereto shall be deemed as a consequence of any act, delay, failure, omission, forbearance or other indulgences granted from time to time by the other party hereto: (a) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement; or (b) to have modified, changed, amended, terminated, rescinded, or superseded any of the terms of this Agreement, unless such waiver modification, etc. is expressed, in writing and signed by the party that is to be bound thereby. No single or partial exercise by either party hereto of any right or remedy will preclude any other or further exercise thereof or preclude the exercise of any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against the other party.

9.5.	Arbitration.

9.5.1.	Arbitrable Claims. To the fullest extent permitted by law, all disputes between Employee (and his heirs and assigns) and Employer relating in any manner whatsoever to the employment or termination of Employee by Employer, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims), shall be resolved by arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state or local law, statute or regulation, to the fullest extent permitted by law and excepting claims under applicable workers’ compensation law and unemployment insurance claims.

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9.5.2.	Procedure. Arbitration of Arbitrable Claims shall be in accordance with the then current National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. The Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. All arbitration hearings under this Agreement shall be conducted in Los Angeles County, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

9.5.3.	Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with AAA Employment Rules. The arbitrator shall have authority to award equitable relief, damages, costs and fees to the same extent that, but not greater than, a state or federal district court in California would have. The fees of the arbitrator shall be split between both parties equally, unless this would render this Section of Arbitration unenforceable, in which case the arbitrator shall apportion said fees and any statutory remedies so as to preserve enforceability- The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable. Upon completion of the arbitration proceedings, the arbitrator shall issue a written report to both parties which reveals the essential findings and conclusions upon which any award was based.

9.6.	Continuing Obligations. The rights and obligations of Employee and Employer set forth in Section 3 and subparts (Confidential Information), Section 5 and subparts (Compensation), Section 8 and subparts (Effect of Termination) and Section 9 and subparts (including Arbitration and other Miscellaneous provisions) and any other provision which by its terms are intended to continue shall survive the termination of Employee’s employment and the expiration of this Agreement to the extent reasonably necessary to enforce the terms of this Agreement.

9.7.	Attorney’s Fees. In the event that either of the parties hereto (or any successor thereto) resorts to legal action, including arbitration, in order to enforce, defend or interpret any of the terms or the provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorney’s fees if otherwise provided by law and the arbitrator determines such an award is warranted. In addition, when attorney’s fees are awarded by the arbitrator, the prevailing party shall be entitled to recover from the non-prevailing party post-judgment attorneys’ fees incurred by the prevailing party in enforcing a judgment against the non-prevailing party. Notwithstanding anything in this Agreement to the contrary, the provisions of the preceding sentence are intended to be severable from the balance of this Agreement, shall survive any judgment rendered in connection with the aforesaid legal action, and shall not be merged into any such judgment.

9.8.	Entire Agreement; Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter herein and supercedes all prior or contemporaneous oral or written understandings and agreements of the Parties. This Agreement cannot be amended or terminated orally, but only by a writing duly executed by the parties hereto.

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9.9.	Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

By QS Energy (Employer): /s/ JASON LANE Jason Lane, CEO	By Employee: /s/ MICHAEL MCMULLEN Michael McMullen

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